UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

October 27, 2008

LECG CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	000-50464	81-0569994
(State or other jurisdiction of	(Commission File Number)	(IRS Employer
incorporation)		Identification No.)

2000 POWELL STREET, SUITE 600
EMERYVILLE, CALIFORNIA		94608
(Address of principal executive offices)		(Zip Code)

(510) 985-6700

(Company’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d)  Appointment of Director.

Richard Boulton was elected to the Board of Directors of LECG Corporation (the “Company”) on October 27, 2008.  Mr. Boulton is employed by the Company as an expert, and is the head of the Company’s Finance and Accounting Services (“FAS”) segment.  Mr. Boulton is not considered to be an independent director under the applicable listing standards of the NASDAQ Global Select Market, and he is not expected to be named to any of the standing committees of the Board.  For his role as Global Head of FAS, Mr. Boulton receives a monthly salary and is eligible for bonuses based on the success of the FAS segment.  Mr. Boulton also receives a monthly salary and receives an annual bonus under the Company’s expert payment model, based on percentages of the collections from his work as a paid expert and from the billings by Company professional staff on projects he originated.  During 2008, Mr. Boulton has received approximately 1 million £ in compensation from the Company under these arrangements.  Mr. Boulton’s compensation arrangements have not been modified and he is not expected to receive any additional compensation from the Company in connection with his service as a member of the Board of Directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LECG CORPORATION

By:	/s/ Steven R. Fife
Steven R. Fife
Chief Financial Officer

Date: October 31, 2008